NovaBay’s NVC-422 Cleared by FDA for Human Clinical Trials in Ophthalmology

IND Clearance Triggers First Milestone Payment from Alcon

EMERYVILLE, CA – January 13, 2009 – NovaBay Pharmaceuticals, Inc. (AMEX: NBY, www.novabaypharma.com), announces the clearance of an Investigational  New Drug application (IND) submitted by Alcon to the FDA to permit the clinical development of NovaBay’s NVC-422 for infections of the eye. The IND clearance has triggered the immediate payment of the first milestone of $1,000,000 from Alcon to NovaBay.

NVC-422 is the lead molecule in the Aganocide class discovered and patented by NovaBay.  NovaBay has licensed the use of the Aganocide® compounds to Alcon for use in the treatment of eye, ear and sinus infections and for use in contact lens solutions.  NovaBay has retained the rights to all other uses of this class of compounds.

Dr. Ron Najafi, Chairman and CEO of NovaBay, expressed his gratitude to all the team members at Alcon and NovaBay who have enabled the filing and clearance of this IND.  He added: “We are very excited by the possibility that NVC-422 might become the first product that may address both viral and bacterial causes of conjunctivitis (“Pink Eye”).  If Alcon is successful in its clinical development program, we have hopes that it could become a leading product in the $1+ billion worldwide ophthalmic topical anti-infective market.”

Dr. Stephen Wilmarth, M.D., Chairman of NovaBay’s Ophthalmic Advisory Committee and a leading ophthalmic surgeon, said that he considered the need for a product like NVC-422 to be significant, as viral conjunctivitis is extremely infectious and leads to children being sent home from daycare and school, putting a major burden on parents.  “Any product that can effectively shorten the period during which patients have symptoms would be readily welcomed by the medical profession, by the parents of children with these very infectious conditions and by patients themselves who frequently have to miss days at work,” said Dr. Wilmarth.

About Conjunctivitis
Conjunctivitis (“Pink Eye”) is an inflammation of the thin, clear tissue that lies over the white part of the eye and that forms the inside lining of the eyelid.  This inflammation is caused primarily by viruses and bacteria.  The viral disease is principally caused by adenoviruses and herpes simplex viruses.  It is particularly common in children. Conjunctivitis is the reason for over 4 million visits a year to doctors and emergency rooms in the United States. NovaBay believes that the current worldwide market for products prescribed for bacterial conjunctivitis is approximately $1 billion.  There is no specific treatment for viral conjunctivitis, which can take from seven days to three weeks or longer to clear on its own.  Bacterial conjunctivitis is frequently treated with antibiotics, although the leading products are reported to be encountering increasing antibiotic resistance.

About NVC-422
NVC-422 is the lead molecule in NovaBay’s Aganocide class of compounds.  NVC-422 has been shown, in-vitro, to be effective against bacteria of all types, including multidrug resistant species, against shedding viruses, including adenoviruses and herpes viruses and against yeasts and fungi.  It has been shown in extensive in-vitro studies to have a wide safety margin.  It has been shown to be safe, in-vivo, at expected therapeutic doses in the nose, bladder, wounds and eye.  It is a stable analog of an anti-infective molecule produced by mammalian white blood cells.  NVC-422 is protected by U.S. Patent #7,462,361 until 2026. In addition to Alcon’s development in the eye, NovaBay has taken NVC-422 into Phase II human trials for infections in the nose and bladder and expects to begin a Phase II trial for the treatment of skin infections, including those caused by MRSA, in 2009.

About NovaBay Pharmaceuticals
NovaBay Pharmaceuticals, Inc. is a biopharmaceutical company focused on developing innovative non-antibiotic, antimicrobial product candidates targeting the treatment or prevention of a wide range of infections in hospital and non-hospital environments. NovaBay has discovered and is developing a class of non-antibiotic anti-infective compounds, which it has named Aganocide compounds, which are based upon small molecules that are generated by white blood cells that defend the body against invading pathogens, without ever developing resistance. NovaBay believes that Aganocide compounds could form a platform on which to create a variety of products to address differing needs in the treatment and prevention of bacterial and viral infections, including resistant bacteria such as MRSA. NovaBay has entered into a licensing and research collaboration agreement with an affiliate of Alcon, Inc. for use of the Aganocide compounds in the eye, ear and sinus, and in contact lens solutions. NovaBay® and Aganocide® are registered trademarks of NovaBay Pharmaceuticals, Inc. All other trademarks and trade names are the property of their respective owners.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, based upon management’s current expectations, assumptions, estimates, projections and beliefs.  These forward-looking statements can often be identified by words such as “expects”, “intends”, “plans”, “believes”, “estimates”, “may”, “will”, and similar expressions, and variations or negatives of these words.  These statements include, but are not limited to, statements regarding the development and potential benefits of, and the market opportunities for, or the potential commercialization of NovaBay’s product candidates, as well as the timing of any such development or commercialization.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by the forward-looking statements.  Factors that might cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to difficulties or delays in discovery, development, testing, regulatory approval, production and marketing of the company’s product candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the product candidates, the uncertainty of patent protection for the company’s intellectual property or trade secrets, the company’s ability to obtain additional financing as necessary and unanticipated research and development and other costs and other risks detailed from time to time in NovaBay’s filings with the Securities and Exchange Commission including the annual report on Form 10-K for the year ended December 31, 2007.  The forward-looking statements in this release speak only as of this date, and NovaBay disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

Contact:

NovaBay Pharmaceuticals, Inc.
Investor Relations:
Theresa Granados, 510-899-8870
Head of Investor Relations
tgranados@novabaypharma.com
or
The Investor Relations Group
Investor Relations:
Adam Holdsworth / James Carbonara
Media Relations:
Janet Vasquez / Laura Colontrelle
212-825-3210